UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2014
COLDWATER CREEK INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21915	82-0419266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Coldwater Creek Drive, Sandpoint, Idaho	83864
(Address of principal executive offices)	(Zip Code)

(208) 263-2266
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On January 2, 2014, Coldwater Creek Inc. (the “Company”) received a letter from The NASDAQ Stock Market (“Nasdaq”) indicating that the bid price of the Company's common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Listing Rule 5450(a)(1). The Company has been provided a period of 180 calendar days, or until July 1, 2014, to regain compliance. The letter states that the Nasdaq staff will provide written notification that the Company has regained compliance if at any time before July 1, 2014, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. However, the Nasdaq staff may exercise its discretion to extend the 10 day period generally to no more than 20 consecutive days if it questions the Company's ability to maintain long-term compliance based on the factors set forth in Nasdaq Listing Rule 5810(c)(3)(F).
The Company intends to actively monitor the closing bid price for its common stock, and, if necessary, it intends to effect a reverse stock split during the 180 day period for the purpose of regaining compliance with the $1.00 minimum bid price requirement and maintaining its listing on the Nasdaq Global Select Market. However, even if the Company is able to regain compliance with the minimum bid price requirement, the Company may not be able to maintain compliance with the other requirements to maintain its listing, including the requirement that it maintain a minimum market value of its publicly held securities.
Delisting could have a material adverse effect on the price of the Company's shares and the Company's ability to issue additional securities or secure financing. In the event of delisting, trading of the Company's common stock would most likely be conducted in the over the counter market on an electronic bulletin board established for unlisted securities, which would adversely affect the market liquidity of the common stock and security analysts' coverage of the Company could be reduced.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Dated: January 8, 2014

/s/ James A. Bell
James A. Bell
Executive Vice President, Chief Operating Officer
and Chief Financial Officer